SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549



                                    FORM 8-K

            Current Report Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



    Date of Report (Date of Earliest Event Reported)     October 25, 2000


                         MERIDIAN INSURANCE GROUP, INC.
           (Exact Name of Registrant as Specified in its Charter)

                                    Indiana
                (State of Other Jurisdiction of Incorporation)


     0-11413                                        35-1689161
(Commission File Number)                (IRS Employer Identification No.)



2955 North Meridian Street, P. O. Box 1980, Indianapolis, Indiana 46206
Address of Principal Executive Offices)                         (Zip Code)


                                  317-931-7000
             (Registrant's Telephone number, Including Area Code)






MERIDIAN INSURANCE GROUP, INC., AND SUBSIDIARIES



     ITEM 5.  Other Events

     On October 25, 2000, Meridian Insurance Group, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger (the "MIGI Merger") of the Company with a newly-formed, wholly-owned subsidiary of State Automobile Mutual Insurance Company ("State Auto"). At the same time, the Company's largest shareholder Meridian Mutual Insurance Company ("Meridian Mutual") entered into an Agreement to Merge with and into State Auto (the "Mutual Merger" and together with the MIGI Merger, the "Mergers"). As a result of the Mergers, (a) the operations of Meridian Mutual and State Auto will be combined, with State Auto as the surviving corporation of the Mutual Merger, (b) the Company will become a wholly-owned subsidiary of State Auto, and (c) the public shareholders of the Company will receive $30.00 per share in cash. Each Merger is conditioned upon consummation of the other Merger, receipt of insurance regulatory approvals and receipt of antitrust clearance. In addition, the MIGI Merger must be approved by the shareholders of the Company and the Mutual Merger must be approved by the policyholders of Meridian Mutual and State Auto and reapproved by the board of directors of each party. Meridian Mutual and State Auto have each agreed to vote all Company shares owned by them in favor of the MIGI Merger. Together, the mutual companies own approximately 53% of the Company's outstanding shares. The Merger Agreement also provides for the payment of a break-up fee or liquidated damages to State Auto or liquidated damages to the Company if the Merger Agreement is terminated under certain circumstances.

     On October 25, 2000, the Company issued a press release which is attached hereto as Exhibit 99.01.


     ITEM 7.  Financial Statements and Exhibits.

     (c)  Exhibits

          2.01 Agreement and Plan of Merger among State Automobile Mutual Insurance Company, MIGI Acquisition Corp., and Meridian Insurance Group, Inc., dated
     October 25, 2000. The schedules to the Merger Agreement have been omitted as permitted by the rules of the Commission. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

          99.01  Press release issued by the Company dated
     October 25, 2000.




                                   SIGNATURE



Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              MERIDIAN INSURANCE GROUP, INC.



Date:  October 30, 2000       By:  /s/ Steven E. English
                              Steven E. English
                              Chief Financial Officer and Treasurer